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                               POWER OF ATTORNEY

THIS DEED is made on 18 October 2000 by SMITHKLINE BEECHAM plc whose principal office is at New Horizons Court, Brentford, Middlesex TW8 9EP England.

1. The Company hereby irrevocably appoints JOHN ZIEGLER, CATHERINE SOHN, JAMES FORD, RODNEY WHITTAKER and DONALD PARMAN and each of them (the "Attorney") as its true and lawful Attorney for a period of four months beginning on October 9, 2000 to execute (whether under hand or under seal), make and do in its name or otherwise on its behalf all documents, deeds, agreements, instruments, acts and things which may be necessary or desirable in connection with the acquisition of Block Drug Company, Inc. pursuant to the terms of the Agreement and Plan of Merger dated October 7, 2000, including without limitation execution of reports and other documents to be filed with the U.S. Securities and Exchange Commission in connection with such transaction.

2. All acts of the Attorney pursuant to any of the powers conferred upon the Attorney shall be valid and binding on the Company and its successors and assigns for all purposes and the Company undertakes to indemnify and keep indemnified the Attorney from and against all costs, claims, expenses, proceedings, obligations and liabilities incurred or suffered by the Attorney by reason directly or indirectly of the exercise or purported exercise of any powers conferred upon the Attorney hereunder.

3. This Power of Attorney shall be governed by English Law.

EXECUTED on behalf of SMITHKLINE BEECHAM plc

                                          /s/ Rupert M. Bondy
                                          --------------------------------------
                                          Name: Rupert M. Bondy
                                          Title:  Assistant Secretary